Exhibit 99.1

Planet 13 Announces Results of Annual General Meeting

Las Vegas, Nevada – June 11, 2024 – Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) (“Planet 13” or the “Company”), a leading vertically-integrated multi-state cannabis company, today announced the following results for each item of business considered at Planet 13’s Annual General Meeting of Stockholders held on Tuesday, June 11, 2024.

Election of Directors

The following table sets out the percentage of shares of common stock voted in respect of the election of directors.

Nominee	% For	% Withheld
Robert Groesbeck	98.63%	1.37%
Larry Scheffler	98.54%	1.46%
Lee Fraser	97.31%	2.69%
Adrienne O’Neal	98.99%	1.01%
Kevin Martin	99.33%	0.67%

Ratification of Auditors

The following table sets out the percentage of shares of common stock voted in respect of the ratification of the appointment of Davidson & Company LLP as the independent registered public accounting firm of the Company for the ensuing year or until their successors are appointed:

% For	% Against	% Abstain
99.25%	0.43%	0.32%

About Planet 13

Planet 13 (https://planet13.com/investors/) is a vertically integrated cannabis company, with award-winning cultivation, production and dispensary operations across its locations in California, Nevada, Illinois, and Florida. Planet 13's mission is to build a recognizable global brand known for world-class dispensary operations and innovative cannabis products. Licensed cannabis activity is legal in the states Planet 13 operates in but remains illegal under U.S. federal law. Planet 13's shares trade on the Canadian Securities Exchange (CSE) under the symbol PLTH and are quoted on the OTCQX under the symbol PLNH.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

For further inquiries, please contact:

LodeRock Advisors Inc., Planet 13 Investor Relations

mark.kuindersma@loderockadvisors.com

Robert Groesbeck or Larry Scheffler

Co-Chief Executive Officers

ir@planet13lasvegas.com

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